Exhibit 4.5

DDI CORP.

RESTRICTED STOCK AGREEMENT

THIS AGREEMENT is made as of December 19, 2003, between DDi Corp., a Delaware corporation (the “Company”) whose headquarters is located at 1220 Simon Circle, Anaheim, CA 92808, and «Name» (“Employee”), an individual residing at             .

The Company and Employee desire to enter into an agreement pursuant to which Employee shall purchase, and the Company shall sell, «Shares» shares of the Company’s Common Stock, par value $.001 per share (the “Common Stock”). All of such shares of Common Stock and all shares of Common Stock hereafter acquired by Employee are referred to herein as “Restricted Stock”. Certain definitions are set forth in paragraph 7 of this Agreement.

The parties hereto agree as follows:

1. Purchase and Sale of Restricted Stock.

(a) Upon the execution and delivery of this Agreement, Employee shall purchase, and the Company shall sell, «Shares» shares of Common Stock at a price of $0.001 per share. The Company shall deliver to Employee a copy of, and a receipt for, the certificates representing such shares of Common Stock, and Employee shall deliver to the Company a cashier’s or certified check or wire transfer of funds in the aggregate amount of «Purchase_Price».

(b) Until the occurrence of the vesting of the Restricted Stock in accordance with the provisions set forth herein or a Change of Control of the Company, all certificates evidencing shares of Restricted Stock shall be held by the Company for the benefit of Employee and the other holder(s) of Restricted Stock. Upon the vesting of the Restricted Stock or the occurrence of a Change of Control, the Company shall return the certificates for any outstanding shares of Restricted Stock to the record holders thereof; provided that in connection with a Change of Control, the Company shall be authorized to deliver the certificates for the Restricted Stock for disposition in connection with such Change of Control. The purpose of the Company’s retention of Employee’s stock certificates is solely to facilitate the repurchase provisions set forth herein and does not constitute a pledge by Employee of, or the granting of a security interest in, the underlying equity.

(c) In connection with the purchase and sale of the Restricted Stock hereunder, Employee represents and warrants to the Company that:

(i) The Restricted Stock to be acquired by Employee pursuant to this Agreement shall be acquired for Employee’s own account and not with a view to, or intention of, distribution thereof in violation of the 1933 Act, or any applicable state securities laws, and the Restricted Stock shall not be disposed of in contravention of the 1933 Act or any applicable state securities laws.

(ii) Employee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Restricted Stock and has had full access to such other information concerning the Company as he has requested.

(iii) This Agreement constitutes the legal, valid and binding obligation of Employee, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Employee is a party or any judgment, order or decree to which Employee is subject.

(iv) Employee has not taken any action that constitutes a conflict with, violation or breach of, and the execution and delivery of this Agreement and the other agreements contemplated hereby will not conflict with, violate or cause a breach of, any noncompete, nonsolicitation or confidentiality agreement to which Employee is a party or by which Employee is bound. Employee agrees to notify the Company’s Board of Directors (the “Board”) of any matter (including, but not limited to, any potential acquisition by the Company) which, to Employee’s knowledge, might reasonably be expected to violate or cause a breach of any such agreement.

(d) As an inducement to the Company to issue the Restricted Stock to Employee, as a condition thereto, Employee acknowledges and agrees that neither the issuance of the Restricted Stock to Employee nor any provision contained herein shall entitle Employee to remain in the employment of the Company and its Subsidiaries or affect the right of the Company to terminate Employee’s employment at any time.

2. Vesting of Restricted Stock. The Restricted Stock shall vest as follows:

(a) fifty percent (50%) of the Restricted Stock on the later of (i) February 15, 2004 and (ii) the date that is three (3) business days after the public announcement by the Company of its earnings and results of operation for the fiscal quarter ending December 31, 2003; and

(b) fifty percent (50%) on or after January 15, 2005.

3. Cessation of Employment; Forfeiture; Repurchase Option.

(a) If the Employee ceases to be an officer or employee of the Company and any Subsidiary, (i) all of the Employee’s Restricted Stock (whether held by Employee or one or more of Employee’s transferees) to the extent not already fully vested will be forfeited and (ii) all of the Employee’s Restricted Stock (whether held by Employee or one or more of Employee’s transferees) to the extent fully vested (the “Vested Shares”) shall be subject to repurchase by the Company at Fair Market Value pursuant to the terms and conditions set forth in this paragraph 3 (the “Repurchase Option”); provided, that, in the event that the Employee is terminated for Cause, the Company may repurchase such Employee’s Vested Shares pursuant to the Repurchase Option at the lesser of the Purchase Price and Fair Market Value.

(b) The Board may elect exercise the Repurchase Option to purchase all or any portion of the Vested Shares by delivering written notice (the “Repurchase Notice”) to the holder or holders of the Restricted Stock within 90 days after the Employee ceases to be an officer or employee of the Company. The Repurchase Notice shall set forth the number of Vested Shares to be acquired from each holder of Restricted Stock, the aggregate consideration to be paid for such shares and the time and place for the closing of the transaction. The number of shares to be repurchased by the Company shall first be satisfied to the extent possible from the shares of Restricted Stock held by Employee at the time of delivery of the Repurchase Notice. If the number of shares of Restricted Stock then held by Employee is less than the total number of shares of Restricted Stock the Company has elected to purchase, the Company shall purchase the remaining shares elected to be purchased from the other holder(s) of Restricted Stock under this Agreement, pro rata according to the number of shares of Restricted Stock held by such other holder(s) at the time of delivery of such Repurchase Notice (determined as close as practicable to the nearest whole shares). The number of Vested Shares to be repurchased hereunder shall be allocated among Employee and the other holders of Restricted Stock (if any) pro rata according to the number of shares of Restricted Stock to be purchased from such persons.

(c) The closing of the purchase of the Restricted Stock pursuant to the Repurchase Option shall take place on the date designated by the Company in the Repurchase Notice or Supplemental Repurchase Notice, which date shall not be more than 60 days nor less than five days after the delivery of the later of either such notice to be delivered. The Company shall pay for the Restricted Stock to be purchased pursuant to the Repurchase Option by delivery of, at the Company’s option, (i) a check or wire transfer of funds, (ii) a subordinate note or notes payable in up to, three equal annual installments beginning on the first anniversary of the closing of such purchase and bearing interest (payable quarterly) at a rate per annum equal to the applicable federal rate or (iii) both (i) and (ii), in the aggregate amount of the purchase price for such shares; provided that the Company shall use reasonable efforts to make all such repurchases with a check or wire transfer of funds. Any notes issued by the Company pursuant to this paragraph 3(c) shall be subject to any restrictive covenants to which the Company is subject at the time of such purchase. The Company shall be entitled to receive customary representations and warranties from the sellers regarding such sale of shares (including representations and warranties regarding good title to such shares, free and clear of any liens or encumbrances) and to require all sellers’ signatures be guaranteed by a national bank or reputable securities broker.

(d) The right of the Company to repurchase Vested Shares pursuant to this paragraph 3 shall terminate upon a Change of Control.

(e) Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Restricted Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company’s and its Subsidiaries debt and equity financing agreements. If any such restrictions prohibit the repurchase of Restricted Stock hereunder which the Company is otherwise entitled or required to make, the time periods provided in this paragraph 3 shall be suspended, and the Company may make such repurchases as soon as it is permitted to do so under such restrictions.

4. Change in Control.

(a) Upon any Change of Control effected solely for cash consideration, all Restricted Stock shall immediately become fully vested.

(b) Upon any Change of Control where the consideration is a combination of cash and securities, (x) the percentage amount of unvested Restricted Stock that shall become immediately vested shall be equal to the percentage amount that cash consideration represents to the total consideration used in connection with such Change of Control and (y) the percentage amount of unvested Restricted Stock that shall be converted into unvested Restricted Stock of the surviving entity resulting from such Change of Control shall be equal to the percentage amount that securities used as consideration represent to the total consideration used in connection with such Change of Control.

(c) Upon any Change of Control where cash is not used as any form of consideration, all unvested Restricted Stock shall be converted into unvested Restricted Stock of the surviving entity resulting from such Change of Control.

(d) If, following a Change of Control, (A) the Employee’s employment is terminated by the Company or the successor to the Company for Cause, or the Employee voluntarily leaves the successor to the Company without Good Reason within one year following the effective date of the Change of Control, then all of such holder’s unvested Restricted Stock shall be forfeited upon such termination and/or leave or (B) the Employee’s employment is terminated by the Company or the successor to the Company without Cause, or the holder voluntarily leaves the Company or the successor to the Company with Good Reason within two years following the effective date of the Change of Control, then all of such holder’s unvested Restricted Stock shall immediately vest upon such termination or leave.

5. Restrictions on Transfer. Employee shall not sell, transfer, assign, pledge or otherwise dispose of any interest in any shares of Restricted Stock, other than (i) by will or the laws of descent and distribution or to an Employee’s Family Member by gift or a qualified domestic relations order as defined by the Code, (ii) in connection with a Change of Control or (iii) as permitted by the Committee. All provisions of this Agreement shall in any event continue to apply to any shares of Restricted Stock transferred as permitted by this Section 5, and any transferee of any such shares of Restricted Stock shall be bound by all provisions of this Agreement as and to the same extent as the Employee; provided, that in any event such restrictions shall terminate upon a Change of Control except to the extent of any restrictions on transfer applicable to Restricted Stock of the surviving entity received in exchange for or upon conversion of Restricted Stock granted pursuant to this Agreement in connection with such Change of Control

6. Additional Restrictions on Transfer.

(a) Legend. The certificates representing the Restricted Stock shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN RESTRICTED STOCK AGREEMENT BETWEEN THE COMPANY AND «All_Caps» DATED AS OF DECEMBER 19, 2003, AS AMENDED AND MODIFIED FROM TIME TO TIME. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE.”

7. Definitions.

“Board” means the Company’s Board of Directors.

“Cause” means the occurrence of one or more of the following events:

(a)	indictment of conviction of any felony (it being understood that if such Participant is not convicted of a felony within two (2) years of indictment (or later if any state or federal agency is actively prosecuting such felony), such options shall be reinstated),

(b)	fraud, misappropriation, or embezzlement that would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

(c)	failure or refusal, after reasonable notice, to perform the material duties of such person’s office,

(d)	drug or alcohol abuse that would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

(e)	any willful misconduct or willful acts that materially impair the assets of operations of the Company and its subsidiaries, taken as a whole,

(f)	acts of discrimination or sexual harassment that would warrant termination from the Company or its subsidiaries based upon the existing policies of the Company and its subsidiaries then in effect,

(g)	public statements disparaging the Company that are likely to cause material damage to the Company and its subsidiaries, taken as a whole.

“Change in Control” means the occurrence of one of the following events:

(a)	any “person” or “group” is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (for the purposes of this clause, such person shall be deemed to beneficially own any voting stock of a person held by any other person (the “parent entity”), if such person is the beneficial owner, directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity) or such person or group has the power, directly or indirectly, to elect a majority of the members of the board of directors of the Company;

(b)	the sale of all or substantially all the assets of the Company to another person, or, the merger or consolidation of the Company with or into another person or the merger of another person with or into the Company, or if the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Company are changed into or exchanged for cash, securities, or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving person or transferee that represent, immediately after such transaction, a majority of the aggregate voting power of the voting stock of the surviving person or transferee; or

(c)	the Company is dissolved or liquidated.

“Restricted Stock” shall continue to be Restricted Stock in the hands of any holder other than Employee (except for the Company and except for transferees in a Change of Control), and except as otherwise provided herein, each such other holder of Restricted Stock shall succeed to all rights and obligations attributable to Employee as a holder of Restricted Stock hereunder. Restricted Stock shall also include shares of the Company’s capital stock issued with respect to Restricted Stock by way of a stock split, stock dividend or other recapitalization.

“Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, (i) if the Common Stock is listed on any national securities exchange or quoted on the Nasdaq National Market or Nasdaq Small Cap Market, weighted average of the closing sales price of the Common Stock on such exchange or market on the five (5) trading days immediately preceding the date of grant; or (ii) otherwise, the fair market value as determined by the Board of Directors of the Company, which determination shall be subject to approval by the Required Lenders; provided, that should such lenders not approve the determination of Fair Market Value, any dispute with regard to such valuation determinations shall be resolved by a neutral valuation firm of national standing approved by the Required Lenders.

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“Purchase Price” of each share of Common Stock purchased hereunder shall be equal to $0.001 (as proportionately adjusted for all subsequent stock splits, stock dividends and other recapitalizations).

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

8. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

To the Company:

DDi Corp.

1220 Simon Circle

Anaheim, CA 92806

Attn: Timothy Donnelly

With copies to:

Kirkland & Ellis LLP

777 South Figueroa Street

Los Angeles, CA 90017

Attn: Eva H. Davis, Esq.

To Employee:

«Name»

At the address set forth above on the first page of this Agreement.

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

9. General Provisions.

(a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Restricted Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Restricted Stock as the owner of such stock for any purpose.

(b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, the Company, the Investors and their respective successors and assigns (including subsequent holders of Restricted Stock); provided that the rights and obligations of Employee under this Agreement shall not be assignable except in connection with a permitted transfer of Restricted Stock hereunder.

(f) Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

(g) Remedies. Each of the parties to this Agreement (including the Investors) shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement.

(h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Employee.

(i) Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the state in which the Company’s chief Employee office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(j) Deemed Purchase of Restricted Stock. If the Company has elected to acquire shares of Restricted Stock as provided in this Agreement, the Company shall make available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Restricted Stock to be purchased in accordance with the provisions of this Agreement, then from and after such time, the Person from whom such securities are to be purchased shall no longer have any rights as a holder of such securities (other than the right to receive payment of such consideration in accordance with this Agreement), and such securities shall be deemed purchased in accordance with the applicable provisions hereof and the Company (and/or any other Person acquiring securities) shall be deemed the owner and holder of such securities, whether or not the certificates therefor have been delivered as required by this Agreement.

(k) Tax Disclosures. Notwithstanding anything herein to the contrary, the Company and Employee and each other party to the transaction contemplated hereby (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information, including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction) or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

DDI CORP.

By

Its

DDI CORP.

Agreed and Accepted:

«Name»

By

Its

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